Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (the “Agreement”) entered into effective as of December 31, 2008 (the “Effective Date”) between Genzyme Corporation (the “Company”), a Massachusetts corporation with its principal executive offices at 500 Kendall Street, Cambridge, Massachusetts 02142, and Henri A. Termeer (the “Executive”) amends and restates in its entirety the Executive Employment Agreement dated as of January 1, 1990 between the Company and the Executive (the “Prior Agreement”).

ARTICLE 1.           EMPLOYMENT OF EXECUTIVE

1.1.          Employment.  Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive in a full time capacity to serve as President and Chief Executive Officer of the Company and to perform such specific duties as may reasonably be assigned to the Executive from time to time by the Company’s Board of Directors (the “Board”) for the period commencing on the Effective Date and terminating three (3) years from such date, unless earlier terminated as provided herein; provided, however, that on each anniversary date of the Effective Date during the period of the Executive’s employment (an “Anniversary Date”) the term hereof shall automatically be extended for one additional year unless written notice of termination of such extension shall have been given 90 days prior to such Anniversary Date by either party to the other.  Any references herein to the “term” of this Agreement shall include both the initial term and any renewal terms.  Executive hereby accepts such employment for the term hereof.

1.2.          No Conflicting Commitments.  During the period of the Executive’s full time employment with the Company, Executive will not undertake any commitments which might impair Executive’s performance of his duties as a full time employee of the Company.

ARTICLE 2.           COMPENSATION

For all services to be rendered by Executive to the Company pursuant to this Agreement, the Company shall pay to the Executive the compensation and provide for Executive the benefits set forth below:

2.1.          Base Salary.  The Company shall pay to Executive an annualized base salary rate of $1,580,250 during 2008, payable in accordance with the Company’s payroll practices.  Thereafter, Executive’s annualized base salary rate will be set annually by the Board or a duly appointed committee thereof; provided, however, that such base salary rate shall not be lower than the base salary rate for the preceding calendar year.

2.2.          Bonuses.  Executive shall be entitled to participate in a cash bonus plan as established by the Company which will provide that Executive will be eligible to earn a cash bonus based on Executive’s and the Company’s performance in meeting goals established pursuant to the plan with respect to a given calendar year. Such cash bonus, if earned, will be payable to Executive annually by March 15 following the calendar year in which Executive has earned the cash bonus.

2.3.          Fringe Benefits.  In addition to Executive’s base salary and bonus, the Company shall provide Executive the following benefits: (i) term life insurance in a policy amount of not less than $1,000,000 payable to Executive or his designees, with all premiums paid by the Company; (ii) additional life insurance payable to Executive or his designees on the same basis as is provided to other executive officers of the Company (currently equal to two times base salary), with all premiums paid by the Company; (iii) long term disability insurance with benefits in an amount equal to 60% of Executive’s base salary plus bonus,, subject to a maximum benefit limit of $20,000 per month and subject to terms of the Company’s insurance policy; (iv) medical insurance coverage for Executive and his dependents; and (v) such other benefits as are generally made available by the Company to its other full time executive employees, which currently include optional contributory life insurance, travel insurance, and accidental death and dismemberment insurance when engaged in the Company’s business.

2.4.          Participation in Future Equity Incentive Plans.  Executive shall be entitled to participate, to the extent and in the manner determined by the Board or a duly appointed committee thereof in its absolute discretion, in any stock option, stock purchase, restricted stock unit (“RSU”) or other equity incentive plans established by the Company, if any, it being the understanding of the Company and Executive that such participation would be for the purpose of providing Executive additional opportunities for equity participation in the Company.

ARTICLE 3.           EARLY TERMINATION

3.1.          Early Termination.  Prior to a Change in Control (as defined section 4.3(i) hereof) and except during the pendency of a Potential Change of Control (as defined in Section 4.3(ii) hereof), Executive’s employment hereunder shall terminate before the expiration of the term of this Agreement upon the occurrence of any of the following events:

3.1.1.       Executive’s death;

3.1.2.       The termination of Executive’s employment hereunder by the Board, at its option, to be exercised by written notice to Executive, upon Executive’s Disability. ..  For purposes of this Agreement, the Executive shall be treated as having a Disability if the Executive becomes incapacitated and is absent from the performance of his duties due to physical or mental illness and such incapacity can be expected to result in death or to last for a continuous period of not less than six (6) months as determined by the Board based on medical evidence or the opinion of a physician reasonably acceptable to the Company;

3.1.3.       The termination of Executive’s employment hereunder by the Board, at its option, for “Cause” as defined in Section 4.4(i);

3.1.4.       The termination of Executive’s employment hereunder by the Board, at its option, without Cause, to be exercised by delivery of 45 days prior written notice from the Company to the Executive; or

3.1.5.       The termination of Executive’s employment hereunder by Executive to be exercised by delivery of 45 days prior written notice from Executive to the Company.

3.2. Adjustment Upon Early Termination.

3.2.1.       If Executive’s employment is terminated by the Company at its option pursuant to Section 3.1.4, (i) the Company shall pay, within 15 calendar days after such termination, as severance pay to Executive a lump sum severance payment equal to two (2) times the sum of (1) his annualized rate of base salary in effect on the date of his termination and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the date of his termination, or (b) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the date of his termination; (ii) the Company shall provide Executive and his dependents medical insurance and other benefits in accordance with Section 2.3 for the period of two years after the termination of his employment and shall continue to pay the premiums for such two year period on all life insurance policies in effect on the date of termination of his employment which Executive owned or under which he had the right to designate beneficiaries and all such benefits shall, to the extent applicable, be subject to Section 8.13 hereof; and (iii) all rights, options and awards held by Executive under any stock option, stock purchase, RSU or other equity incentive plan of or agreement with the Company, other than any rights, options or awards, the value of which is substantially dependent upon achieving performance goals, shall be fully vested as of the date of Executive’s termination of employment, and not subject to forfeiture or repurchase on account of the termination of employment.  Delivery to Executive of all shares of stock underlying any RSUs shall occur as soon as practicable after vesting but in no event later than March 15th following the calendar year of such vesting.

3.2.2.       Executive shall not be required to mitigate the amount of any payment provided for in this Section 3.2, by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3.2 be reduced by any compensation earned by Executive as the result of employment by another employer after the date his employment terminated, or otherwise, except that any benefits otherwise receivable by Executive pursuant to clause (ii) of Section 3.2.1 shall be reduced to the extent comparable benefits are actually received by him from a subsequent employer during the two years after the termination of his employment, and any such benefits actually received by him shall be reported to the Company.

3.2.3.       If Executive’s employment is terminated pursuant to Section 3.1 otherwise than pursuant to Section 3.1.4, the Company shall pay him, within 15 calendar days after his employment termination, his full base salary through the date of termination of employment, and shall provide him all other amounts and benefits to which he is entitled under any retirement, insurance, compensation, equity or benefit plan of or written agreement with the Company at the time such payments or benefits are due under such plans or agreements, and the Company shall have no further obligations to Executive under this Agreement; provided, however, that if Executive’s employment is terminated pursuant to Section 3.1.1 or Section 3.1.2, all rights, options and awards held by

Executive under any stock option, stock purchase or other equity incentive plan of or written agreement with the Company, other than any rights, options or awards, the value of which is substantially dependent upon achieving performance goals, shall be fully vested as of the date of Executive’s termination of employment and not subject to forfeiture or repurchase on account of the termination of employment.  Notwithstanding anything to the contrary in this Article 3, (x) all RSUs held by Executive shall fully vest as of the date of Executive’s Disability if not already vested, and (y) delivery to Executive of all shares of stock underlying vested RSUs shall occur as soon as practicable but in no event later than March 15th following the calendar year in which the RSUs vest.

ARTICLE 4.           CHANGE IN CONTROL OF THE COMPANY

4.1.          Change in Control Severance Benefits.  In order to induce Executive to remain in the employ of the Company and in consideration of the Executive’s agreement set forth in subsection 4.3(iii) hereof, the Company agrees that Executive shall receive the severance benefits set forth in section 4.5 in the event his employment with the Company is terminated subsequent to a Change in Control (as defined in Section 4.3(i) hereof) under the circumstances described in section 4.5(iii) hereof.

4.2.          Extension of Term of Agreement.  Notwithstanding Section 1.1, no notice of termination of the extension of this Agreement may be given during the pendency of a Potential Change in Control (as defined in Section 4.3(ii) hereof).  If a Change in Control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which the Change in Control occurred.

4.3.          Change in Control; Potential Change in Control.

(i)            No benefits shall be payable under Section 4.5 unless there shall have been a Change in Control, as set forth below, followed by a termination of the Executive’s employment as described in Section 4.5(iii) hereof. For purposes of this Agreement, a “Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule l4A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is in fact required to comply therewith; provided, that, without limitation, such a change in control shall be deemed to have occurred if:

(A)          any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company is or becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities;

(B)           during any period of twenty-four (24) consecutive months (not including any period prior to the date of this Agreement), individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraphs (A), (C) or (D) of this Section 4.3(i)) whose election by the Board or nomination for election by the Board or by the stockholders of the Company was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

(C)           there is consummated a merger, share exchange or consolidation of the Company with any other corporation or business entity, or the sale or other disposition of all or substantially all of the Company’s assets (each, a “Business Combination”), other than (i) a Business Combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) beneficial ownership, directly or indirectly, of a majority of the combined voting power of the Company or the surviving entity (including any person that, as a result of such transaction, owns all or substantially all of the Company’s assets either directly or indirectly or through one or more subsidiaries) outstanding immediately after such Business Combination or (ii) a merger, share exchange or consolidation effected to implement a recapitalization of the Company (or similar transaction) following which no “person” (as hereinabove defined) is or becomes the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding securities; or

(D)          the stockholders of the Company approve a plan of complete liquidation of the Company.

(ii)           For purposes of this Agreement, a “Potential Change in Control” shall be deemed to have occurred if:

(A)          the Company enters into an agreement with any person (as hereinabove defined), the consummation of which would result in the occurrence of a Change in Control;

(B)           any person (as hereinabove defined), including the Company, publicly announces an intention to take or consider taking actions which if consummated would constitute a Change in Control, unless the Board adopts a resolution in good faith setting forth its determination that such announcement is not sufficiently credible to constitute a Potential Change in Control for purposes of this Agreement;

(C)           any person (as hereinabove defined), other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (a) is or becomes the beneficial owner, (b) discloses directly or indirectly to the Company or publicly a plan or intention to become the beneficial owner, or (c)

makes a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to securities to become the beneficial owner, directly or indirectly, of securities representing 50% or more of the combined voting power of the outstanding voting securities of the Company; or

(D)          the Board adopts a resolution to the effect that, for purposes of this Agreement, a potential change in control of the Company has occurred.

(iii)          Executive agrees that, subject to the terms and conditions of this Agreement and notwithstanding Sections 1.1 and 3.1.5, in the event of a Potential Change in Control, he will remain in the employ of the Company until the earliest of (a) a date which is one (1) year from the occurrence of such Potential Change in Control, (b) the termination of the Executive’s employment by reason of death or Disability as defined in Section 4.4(i), (c) the date of the occurrence of a Change in Control, or (d) the determination in good faith by the Board that the event creating such Potential Change of Control has ceased to exist.

4.4.          Termination Following Change in Control.  If any of the events described in subsection 4.3(i) hereof constituting a Change in Control shall have occurred, Executive shall be entitled to the benefits provided in Subsection 4.5(iii) hereof upon the subsequent termination of his employment during the term of this Agreement (A) by the Board other than for Cause or Disability, or (B) by Executive for Good Reason.  In the event Executive’s employment with the Company is terminated for any reason and subsequently a Change in Control shall occur, Executive shall not be entitled to any benefits under Section 4.5.

(i)            Disability.  Executive’s employment may be terminated by the Board at its option for Disability, as defined in Section 3.1.2, if within thirty (30) days after Notice of Termination (as defined in Section 4.4(iv)) is given, he shall not have returned to the full-time performance of his duties.

(ii)           Cause.  Termination by the Company of Executive’s employment for “Cause” shall mean termination upon (A) the willful and continued failure by him to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by him for Good Reason, as defined in Sections 4.4(iv) and 4.4(iii), respectively) after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (B) the willful engaging by Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive shall not be terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

(iii)          Good Reason.  Executive shall be entitled to terminate his employment for Good Reason following a Change in Control pursuant to this Section 4.4(iii).  For purposes of this Agreement, termination for “Good Reason” means separation from service during the two (2) year period following the initial existence of one or more of the following conditions arising without the Executive’s consent:

(1)           a material diminution in the Executive’s base compensation;

(2)           a material diminution in the Executive’s authority, duties, or responsibilities;

(3)           a material diminution in the authority, duties, or responsibilities of the Executive’s supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the Board;

(4)           a material change in the budget over which the Executive retains authority;

(5)           a material change in the geographic location where the Executive is required to perform services for the Company, from the Company’s offices at which he was principally employed, except for required travel on the Company’s business to an extent substantially consistent with his present business travel obligations; or

(6)           any other action or inaction that constitutes a material breach by the Company of this Agreement.

Within 90 days after the initial existence of any event described above, Executive must give the Company a Notice of Termination (as defined in Section 4.4(iv)), which shall include notice of the existence of the material diminution, change or breach described above, and the Company will have 30 days to remedy the material diminution, change or breach.  A separation from service for Good Reason does not occur if the material diminution, change or breach is remedied by the Company during such 30-day period.  If the Company does not remedy the material diminution, change or breach, the separation from service for Good Reason shall occur on the 31st day after receiving the Notice of Termination from the Executive.  The terms of this Section 4.4(iii) are intended to comply with the safe harbor set forth in Treas. Reg. §1.409A-1(n)(2) and shall be construed and applied in accordance with that intent.

(iv)          Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Sections 4.4 and 8.6.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and, if the notice is for a termination for Good Reason, such notice shall also include the information described in the last paragraph of Section 4.4(iii).

(v)           Date of Termination, Etc. “Date of Termination” shall mean (A) thirty (30) days after Notice of Termination is given if Executive’s employment is terminated by the Company for Disability (provided that Executive shall not have returned to the full-time performance of his duties during such thirty (30) day period) or by the Executive for Good Reason (provided the Company has not cured the condition(s) set forth in the Notice of Termination within such 30-day period); and (B) the date specified in the Notice of Termination (which, in the case of a termination by the Company for Cause or other than for Cause or Disability, shall not be less than thirty (30) days nor more than forty-five (45) days from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by a binding arbitration award or upon earlier resolution or concession by the Parties; and provided further that (A) the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence; and (B) for purposes of determining whether the termination is such as to entitle Executive to any payments or benefits under this Agreement, Executive’s entitlement, if any, to such payments or benefits shall not be deemed to have been defeated solely because the Date of Termination falls outside the term of this Agreement if, but for a dispute-related delay described in this paragraph, it would have fallen within the term of this Agreement.  In any case where a dispute described in the preceding sentence delays payment of an amount believed by Executive to be owed to him, Executive shall make prompt and reasonable, good faith efforts to collect such payment, including by initiating the dispute-resolution processes described herein, within one hundred eighty (180) days after the date payment would have been made in the absence of a dispute.  Notwithstanding the first sentence of this paragraph, if Executive would be entitled to the benefits provided in Section 4.5(iii) upon a termination of employment but the timely payment of such benefits is rendered administratively impracticable by reason of a dispute-related delay described above, such benefits, to the extent they are intended to constitute “short-term deferrals” for purposes of Section 409A of the Code, will be paid to Executive consistent with the treatment of such benefits as such “short term deferrals” and, to the extent that such benefits are subject to Section 409A of the Code, will be paid to the Executive consistent with the other payment provisions of Section 409A of the Code and regulations thereunder, including, if applicable, Treas. Regs. Section 1.409A-3(g).  During the pendency of any dispute, (i) Executive shall not be required to report for work or otherwise continue to perform his duties with the Company and (ii) the Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and, to the extent permissible by law, continue Executive and his dependents as a participant in all compensation, benefit and insurance plans in which he or they were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection.  Amounts paid under this Subsection shall be payment for continued employment during the period of dispute, are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

4.5.          Compensation Upon Termination or During Disability Following a Change in Control.

(i)            During Disability Leave.  During any period that Executive fails to perform his full-time duties with the Company as a result of incapacity due to physical or mental illness, to the extent Executive is not receiving salary replacement benefits under the Company’s disability plan or program or other similar plan at a rate at least equal to his base salary at the rate in effect at the commencement of any such period, the Company will provide Executive with supplemental wage replacements, payable in accordance with the Company’s regular payroll practices, such that any salary replacement benefits he receives combined with such supplemental wage replacements shall provide payments at a rate equal to such base salary rate.

(ii)           Voluntary Termination, Involuntary Termination for Cause, or Termination as a Result of Disability or Death.  If Executive’s employment shall be terminated by the Company as a result of his Disability, or due to his death; by the Company for Cause; or by Executive other than for Good Reason, the Company shall pay him, within 15 days after the Date of Termination, his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and shall provide him with all other amounts and benefits to which he is entitled under any retirement, insurance, compensation, equity or benefit plan of or written agreement with the Company at the time such payments or benefits are due under such plans or agreements and the Company shall have no further obligations to Executive under this Agreement.

(iii)          Good Reason Termination, Involuntary Termination Other than for Cause or Disability.  If Executive’s employment by the Company shall be terminated (a) by the Company other than for Cause or Disability or (b) by Executive for Good Reason, then he shall be entitled to the benefits provided below:

(A)          the Company shall pay Executive, within 15 days after his Date of Termination, his full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and shall provide him all other amounts and benefits to which he is entitled under any retirement, insurance, compensation, equity or benefit plan of or written agreement with the Company, at the time such payments are due under such plans or agreements, except as otherwise provided below;

(B)           in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay, within 15 days after the Date of Termination, as severance pay to Executive a lump sum severance payment (together with the payments provided in paragraphs (D), (E) and (F) below, the “Severance Payments”) equal to three (3) times the sum of (1) the greater of (a) his annualized rate of base salary in effect on the Date of Termination or (b) his annualized rate of base salary in effect immediately prior to the Change in Control and (2) the greatest of (a) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Date of Termination, (b) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Change in Control, (c) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Date of Termination, or (d) the most recent annual bonus (annualized in the case of any bonus paid with respect to a partial year) paid to him preceding the Change in Control;

(C)           the Company shall also pay to Executive, within thirty (30) days after any such fees or expenses are incurred, all legal fees, taxes, penalties and expenses incurred by him during his lifetime as a result of or in connection with such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration, in accordance with Section 8.5 of this Agreement, to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of Sections 4999 or 409A of the Code to any payment or benefit provided hereunder, and all such reimbursements shall, to the extent applicable, be subject to Section 8.13 hereof;

(D)          for a thirty-six (36) month period after such termination, the Company shall arrange to provide Executive and his dependents with life, disability, accident and health insurance benefits substantially similar to those which he and they are receiving immediately prior to the issuance of the Notice of Termination and all such benefits shall, to the extent applicable, be subject to Section 8.13 hereof. Benefits otherwise receivable by Executive pursuant to this Subsection 4.5(iii)(D) shall be reduced to the extent comparable benefits are actually received by him from a subsequent employer during the thirty-six (36) month period following his termination, and any such benefits actually received by him shall be reported to the Company;

(E)           in addition to the retirement benefits to which Executive is entitled under the provisions of the Company’s defined benefit plans (the “Benefit Plans”), any supplemental defined benefit retirement or excess defined benefit plan maintained by the Company or any of its subsidiaries or any successor plans thereto (hereinafter collectively referred to as the “Pension Plans”)  the Company shall pay Executive, within 15 days after the Date of Termination, a cash a lump sum equal to the excess of (a) the actuarial equivalent of the retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the third anniversary of the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which Executive would have accrued under the terms of the Pension Plans (without regard to the limitations imposed by Section 401(a) (17) of the Internal Revenue Code of 1986, as amended (the “Code”), any temporary freeze on benefit accruals under the Pension Plans pursuant. to Internal Revenue Service Notice 88-131 or any amendment to the Pension Plans made subsequent to a Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of retirement benefits thereunder), determined as if Executive was fully vested thereunder and had continued to be employed by the Company (after the Date of Termination) for thirty-six (36) additional months and as if he had accumulated thirty-six (36) additional months of compensation (for purposes of determining his pension benefits thereunder), each in an amount equal to the sum of the amounts determined under clauses (1) and (2) of Section 4.5 (iii) (B) hereof over (b) the actuarial equivalent of the vested retirement pension (taking into account any early retirement subsidies associated therewith and determined as a straight life annuity commencing at age sixty-five (65) or any earlier date, but in no event earlier than the Date of Termination, whichever annuity the actuarial equivalent of which is greatest) which Executive had then accrued pursuant to the provisions of the Pension Plans. For purposes of this Subsection, “actuarial equivalent” shall be determined using the same actuarial assumptions utilized in determining the amount of alternate forms of benefits under the Benefit Plans immediately prior to the Change in Control; and

(F)           should Executive move his residence in order to pursue other business opportunities within one (1) year after the Date of Termination, the Company shall pay him, within thirty (30) days after such reasonable expenses are incurred, an amount equal to the reasonable expenses incurred by him in connection with such relocation (including expenses incurred in selling his home to the extent such expenses were customarily reimbursed by the Company to transferred executives prior to the Change in Control) and which are not reimbursed by another employer, and all such reimbursements shall, to the extent applicable, be subject to Section 8.13 hereof.

(iv)          Amounts payable to Executive shall be reduced as set forth below.

(A)          For purposes of this Section 4.5(iv), (i) a Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Subsection (iv)); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), determined by applying the highest marginal rate under Section 1 of the Code which applied to Executive’s taxable income for the immediately preceding taxable year; (iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount less than the sum of all Payments.

(B)           Anything in this Agreement to the contrary notwithstanding, in the event PricewaterhouseCoopers LLP or a successor accounting firm of national reputation (the “Accounting Firm”) shall determine that receipt of all Payments would subject Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount; provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

(C)           If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  In determining the Reduced Amount, the Company will reduce or eliminate the Agreement Payment or Payments in the following order:

(1)           the portion denominated and payable in cash (other than “24(c) Payments”), such as Severance Payments;

(2)           the portion payable in-kind, such as insurance coverage, or in cash as a reimbursement, such as for outplacement, legal fees, or moving expenses (other than “24(c) Payments”); and

(3)           the portion constituting “24(c) Payments,” such as equity-based compensation and enhancements under any Pension Plans.

The Company has full discretionary authority to determine which payments to reduce within each of the three categories described in the preceding sentence.  The Company cannot, however, reduce payments in the second or third category unless all payments in the preceding category have been eliminated.  A “24(c) Payment” is any Agreement Payment or Payments that are permitted to be valued under Treasury Regulation section 1.280G-1, Q/A-24(c).  All determinations made by the Accounting Firm under this Subsection shall be binding upon the Company and Executive and shall be made within 60 days of a termination of employment of Executive.  As promptly as practicable following such determination and subject to any payment provisions otherwise applicable under this Agreement, the Company shall pay to or distribute for the benefit of Executive such payments as are then due to Executive under this Agreement and shall promptly pay to or distribute for the benefit of Executive in the future such Payments as become due to Executive under this Agreement.

(D)          While it is the intention of the Company and Executive to reduce the amounts payable or distributable to Executive hereunder only if the aggregate Net After Tax Receipts to Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Executive shall be treated for all purposes as if it were a loan ab initio to Executive which Executive shall repay to the Company (together with interest at the rate provided for in Section 1274(b) (2) (B) of the Code); provided, however, that no such deemed loan shall be deemed to have been made and no amount shall be payable by Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid (subject to any payment provisions otherwise applicable under this Agreement) by the Company to or for the benefit of Executive (together with interest at the rate provided for in Section 1274(b) (2) (8) of the Code).

(v)           Executive shall not be required to mitigate the amount of any payment provided for in this Section 4.5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4.5 be reduced by any compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except to the extent expressly so provided.

ARTICLE 5.           COVENANTS AGAINST COMPETITION

5.1.          Non-solicitation of Employees.  Executive agrees that during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment with the Company, for any reason, occurring prior to a Change of Control, Executive shall not directly or indirectly recruit, solicit or otherwise induce or attempt to induce any employees of the Company to leave employment of the Company.

5.2.          Noncompetition.  Executive agrees that during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment with the Company, for any reason, occurring prior to a Change of Control, Executive shall not directly or indirectly, except as a passive investor in publicly held companies and except for investments held at the date hereof, own or control any interest in, or act as director, officer or employee of, or consultant to, any firm, corporation or institution which sells products which compete with (i) Ceredase for the treatment of Gaucher’s disease or (ii) products formulated in whole or in part with hyaluronic acid and intended to reduce the incidence and severity of postoperative adhesions (the “Major Products”). Executive and the Company agree to review in good faith the list of Major Products at intervals of not less than 12 months and not more than 24 months during the term of this Agreement with a view to amending the list to include only those products which accounted for or are expected to account for substantial percentages of the Company’s consolidated gross revenues at the time of the review; provided, however, that any addition or deletion to the list of Major Products shall require the prior written consent of both the Company and the Executive.

ARTICLE 6.           CONFIDENTIAL INFORMATION

6.1.          Maintenance of Confidentiality.  Executive agrees that Executive will not (except as required in the course of employment with the Company), both during the term of Executive’s employment with the Company and thereafter, communicate or divulge to, or use for Executive’s own benefit or the benefit of any other person, firm or organization, any confidential and proprietary information of the Company and its subsidiaries.  The provisions of this section shall not apply to information which (i) was known to Executive at the time it was received from the Company, other than by previous disclosure by the Company, as evidenced by written records of Executive maintained at the time of receipt, (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this agreement, (iii) is lawfully and in good faith made available to Executive by a third. person who did not derive it front the Company and who imposes no obligation of confidence on Executive, (iv) is approved for disclosure by prior written consent of the Company, or (v) is required to be disclosed by a governmental or judicial authority, and reasonable advance notice of such disclosure is given to the Company.

6.2.          Ownership of Confidential Information.  Records, files, memoranda, reports, price lists, customer lists, drawings, plans, sketches and documents and the like, relating to the business of the Company, which Executive shall use or prepare or come into contact within the course of, in connection with, or as a result of- employment with the Company, shall remain the Company’s sole and exclusive property.

ARTICLE 7.           OWNERSHIP OF INVENTIONS

7.1.          “Invention” Defined.  As used in this Agreement, “Invention” means any invention, discovery or innovation with regard to chemistry, enzymology, biotechnology, genetic engineering or recombinant DNA technology, whether or not patentable, made, conceived, or first actually reduced to practice by Executive, alone or jointly with others, in the course of, in connection with, or as a result of service as an executive of the Company, including any art, method, process, machine, manufacture, design or composition of matter, or any improvement thereof, or any variety of plant or microorganism.

7.2.          Disclosure of Inventions.  Each Invention made, conceived or first actually reduced to practice by Executive, whether alone or jointly with others, during the term of Executive’s employment with the Company and each Invention made, conceived or first actually reduced to practice by Executive, whether alone or jointly with others, within one year after the termination of Executive’s employment with the Company which relates in any way to work performed for the Company during the term of Executive’s employment, shall be promptly disclosed in writing to such officer of the Company as the Board may designate. Such report shall be sufficiently complete in technical detail and appropriately illustrated by sketch or diagram to convey to one skilled in the art of which the Invention pertains, a clear understanding of the nature, purpose, operations; and, to the extent known, the physical, chemical, biological or electrical characteristics of the Invention.

7.3.          Ownership of Inventions.  Each Invention, as herein defined, shall be the sole and exclusive property of the Company.

7.4.          Assignment of Title.  Executive agrees to execute an assignment to the Company or its nominee of Executive’s entire right, title and interest in and to any Invention, without compensation beyond that provided in this Agreement.  Executive further agrees, upon the request of the Company and its expense, that Executive will execute any other instrument and document necessary or desirable in applying for and obtaining patents in the United States and in any foreign country with respect to any Invention.  Executive further agrees, whether or not Executive is then an employee of the Company to cooperate to the extent and in the manner reasonably requested by the Company in the prosecution or defense of any claim involving a patent covering any Invention or any litigation or other claim or proceeding involving any Invention covered by this Agreement, but all expenses thereof shall be paid by the Company.

ARTICLE 8.           MISCELLANEOUS

8.1.          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

8.2.          Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective lawful successors and assigns and Executive’s heirs and personal representatives. If Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

8.3           Assignment.  Except as otherwise provided in Section 8.4, neither this Agreement nor any rights or obligations hereunder shall be assignable by either party hereto without the prior written consent of the other party.

8.4.          Obligation of the Company’s Successors.  Any successor to substantially all of the Company’s assets and business, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder.  The Company shall require any such successor, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement.

8.5.          Arbitration.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the Commonwealth of Massachusetts in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of

Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.  The Company shall pay to Executive, within thirty (30) days after any such fees or expenses are incurred, all legal fees and expenses reasonably incurred by him during his lifetime as a result of or in connection with any dispute or controversy arising under or in connection with this Agreement, including all such fees and expenses, if any, reasonably incurred in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined to be frivolous), and all such reimbursements shall, to the extent applicable, be subject to Section 8.13 hereof.

8.6.          Notices.  All notices, requests, demands and other communications to be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Company, to:

Genzyme Corporation

500 Kendall Street

Cambridge, MA 02142

Attention:  Secretary

If to Executive, to:

Henri A. Termeer

[the address last provided by Executive to the Company]

or such other address as either party hereto shall have designated by notice in writing to the other party.

8.7.          Amendments; No Waivers.   No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.8.          Governing Law.  This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

8.9.          Severability.  In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein. If any provision hereof shall, for any reason, be held by a court to be excessively broad as to duration, geographical scope, activity or subject matter, it shall be construed by limiting and reducing it to make it enforceable to the extent compatible with applicable law as then in effect.

8.10.        Miscellaneous.  All references to sections of the Exchange Act, the Code or the Treasury Regulations shall be deemed also to refer to any successor provisions to such sections.  Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

8.11         Termination of Employment/Separation from Service.  All references in the Agreement to a “termination of employment,” “Date of Termination,” or a “separation from service” and correlative terms that result in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall be construed to require a “separation from service” (as that term is defined in Section 1.409A-1(h) of the Treasury Regulations) from the Company and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with the Company under Section 1.409A-1(h)(3) of the Treasury Regulations and shall be treated as occurring on the date of such “separation from service.”  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(h) of the Treasury Regulations for purposes of determining whether a “separation from service” has occurred.  Any such written election shall be deemed part of the Agreement.

8.12         Specified Employee.  If at the time of Executive’s separation from service, Executive is a “specified employee” (as hereinafter defined) any and all amounts payable in connection with such separation from service that constitute deferred compensation subject to Section 409A of the Code, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service (including without limitation reimbursements of payments made by Executive), shall not be paid until the date which is six (6) months and one (1) day after the date of such separation from service or, if earlier than the end of such period, Executive’s date of death.  For purposes of this Section 8.12, “specified employee” means an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A of the Code.  The Company may, but need not, elect in writing, subject to the applicable limitations under Section 409A of the Code, any of the special elective rules prescribed in Section 1.409A-1(i) of the Treasury Regulations for purposes of determining “specified employee” status.  Any such written election shall be deemed part of this Agreement.

8.13         Reimbursements/In-kind Benefits.  Any reimbursements or in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code shall satisfy the requirements set forth in Treas. Reg. §1.409A-3(i)(1)(iv)(A), including, without limitation, the following requirements:  (i) any such reimbursements or benefits shall be provided not later than the last day of the year following the year in which the expense was incurred; (ii) no expense reimbursed or benefit provided in one calendar year will affect the amount of expenses eligible for reimbursement or benefits to be provided in any other calendar year;  and (iii) Executive’s right to receive such reimbursements or benefits shall not be not subject to liquidation or exchange for another benefit.

8.14.        Survival.  Section 3.2 and Articles 4, 5, 6 and 7 and 8 shall survive the termination or expiration of this Agreement for the periods of time indicated therein or indefinitely if no period of time is indicated.

8.15.        Entire Agreement.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes the provisions of all prior agreements (including but not limited to the Prior Agreement, which is of no further force and effect), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof, except for any written equity agreements between Executive and the Company, which shall remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement under seal as of the date first above written.

GENZYME CORPORATION

By:	/s/ Zoltan Csimma
Zoltan Csimma
Senior Vice President, Chief Human
Resources Officer

By:	/s/ Henri A. Termeer
Henri A. Termeer